Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Ucommune International Ltd on Form F-1 of our report dated May 17, 2021, with respect to our audits of the combined and consolidated financial statements of Ucommune International Ltd as of December 31, 2020 and 2019 and for the years ended December 31,2020, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

July 2, 2021